Exhibit 4.2

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement dated as of January 31, 2007 (the “Agreement”) by and between Targanta Therapeutics Inc., a corporation duly incorporated under the Canada Business Corporations Act having its head office and principal place of business in the City of Montreal, Province of Québec (“Targanta Québec”), Targanta Therapeutics (Ontario) Inc., a corporation duly incorporated under the Canada Business Corporations Act having its head office and principal place of business in the City of Toronto, Province of Ontario (“Targanta Ontario,” with Targanta Québec, the “Canadian Corporations” and, individually, a “Canadian Corporation”), Targanta Therapeutics Corporation, a corporation duly incorporated under the Delaware General Corporation Law having its head office and principal place of business in the City of Indianapolis, Indiana (“Targanta U.S.”) and the Investors parties to this Agreement listed on Schedule A hereto (the “Investors”).

WHEREAS in accordance with the Québec Articles of Incorporation, each Québec Class A Exchangeable Share and Québec Class B Exchangeable Share may, at the holder’s option, at any time or automatically, subject to certain conditions, be converted into one (subject to adjustment as provided in such articles) Québec Common Exchangeable Share.

WHEREAS in accordance with the Ontario Articles of Incorporation, each Ontario Class B Exchangeable Share and Ontario Class C Exchangeable Share may, at the holder’s option, at any time or automatically, subject to certain conditions, be converted into one (subject to adjustment as provided in such articles) Ontario Common Exchangeable Share.

WHEREAS in accordance with the Québec Articles of Incorporation and the Exchange Agreement, each Québec Class A Exchangeable Share, Québec Class B Exchangeable Share and Québec Common Exchangeable Share is exchangeable for a share of Series A Preferred Stock, Series B Preferred Stock and Common Stock, respectively, at the option of the holder and, under certain circumstances, at the option of Targanta Québec.

WHEREAS in accordance with the Ontario Articles of Incorporation and the Exchange Agreement, each Ontario Class B Exchangeable Share, Ontario Class C-1 Exchangeable Share, Ontario Class C-2 Exchangeable Share, Ontario Class C-3 Exchangeable Share and Ontario Common Exchangeable Share is exchangeable for a share of Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock and Common Stock, respectively, at the option of the holder and, under certain circumstances, at the option of Targanta Ontario.

WHEREAS, on or prior to the date hereof, Targanta U.S. will have issued the InterMune Note.

WHEREAS in order to induce the Investors to subscribe for shares in the Canadian Corporations and Targanta U.S., Targanta U.S. and the Canadian Corporations have agreed to grant the rights provided in this Agreement.

NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1 For the purposes of this Agreement:

“1934 Act” means the United States Securities Exchange Act of 1934, as amended;

“2005 Registration Rights Agreement” shall mean that Registration Rights Agreement, by and among Targanta U.S., the Canadian Corporations and the other parties thereto, dated as of December 23, 2005, as amended and restated from time to time;

“Act” means the United States Securities Act of 1933, as amended;

“Canadian Corporations” has the meaning ascribed thereto in the preamble hereof;

“Canadian Securities Laws” means all applicable securities laws in each of the provinces of Canada, or such provinces in Canada as may be acceptable to the Investors, acting reasonably, and the respective regulations and rules under such laws together with applicable published policy statements, notices and orders of the securities regulatory authorities in such provinces;

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Targanta U.S. as filed with the Secretary of the State of Delaware, as amended and restated from time to time;

“Class A Exchangeable Shares” means Québec Class A Exchangeable Shares, collectively, and, individually, a “Class A Exchangeable Share”;

“Class B Exchangeable Shares” means Ontario Class B Exchangeable Shares and Québec Class B Exchangeable Shares, collectively, and, individually, a “Class B Exchangeable Share”;

“Class C Exchangeable Shares” means Ontario Class C-1 Exchangeable Shares, Ontario Class C-2 Exchangeable Shares and Ontario Class C-3 Exchangeable Shares, collectively, and, individually, a “Class C Exchangeable Share”;

“Common Exchangeable Shares” means Ontario Common Exchangeable Shares and Québec Common Exchangeable Shares, collectively, and, individually, a “Common Exchangeable Share”;

“Common Stock” means the Common Stock, par value $0.0001 per share, of Targanta U.S.;

“Converted Basis” means, when referring to a number of:

(a)	shares of Common Stock or Preferred Stock, the number of shares of Common Stock determined when assuming the conversion into shares of Common Stock of all then outstanding shares of Preferred Stock at the then applicable conversion rates under the Certificate of Incorporation, except that, for the purpose of determining voting rights or approval thresholds, any declared but unpaid dividends on shares of Preferred Stock shall not be taken into account;

(b)	Common Exchangeable Shares or Preferred Exchangeable Shares, the number of Common Exchangeable Shares determined when assuming the conversion into Common Exchangeable Shares of all then outstanding Preferred Exchangeable Shares at the then applicable conversion rates under the Ontario Articles of Incorporation and Québec Articles of Incorporation, as applicable, except that, for the purpose of determining voting rights or approval thresholds, any declared but unpaid dividends on shares of Preferred Stock shall not be taken into account;

“Diluted Basis” means when referring to a number of shares of Series C-2 Preferred Stock and Series C-3 Preferred Stock, the number of shares of such series determined when assuming the full conversion of all principal amounts outstanding on the InterMune Note, provided, however, that the InterMune Note will be deemed to convert into the lesser of (a) the number of shares of Series C Preferred Stock (of the applicable series) at the applicable issue price that would represent 19.9% of the shares of Common Stock on a Fully Diluted, Converted and Exchanged Basis, and (b) the actual number of shares of Series C Preferred Stock (of the applicable series) to which InterMune would then be entitled if the InterMune Note were converted or deemed to have been converted into the Series C Preferred Stock (of the applicable series) at the applicable issue price for such series;

“Exchange Agreement” means the Amended and Restated Exchange Agreement, dated on or around the date hereof, by and among Targanta U.S., the Canadian Corporations and their respective shareholders and certain others, as amended and restated from time to time;

“Exchangeable Shares” means the Common Exchangeable Shares and the Preferred Exchangeable Shares;

“Exchanged Basis” means, when referring to a number of shares of Common Stock or Preferred Stock, the number of shares of Common Stock or Preferred Stock determined when assuming the exchange for such shares of all then outstanding Common Exchangeable Shares and Preferred Exchangeable Shares, respectively;

“Form F-1” means such form under the Act as is in effect on the date hereof or any similar registration form under the Act subsequently adopted by the SEC;

“Form F-3” means such form under the Act as is in effect on the date hereof or any similar registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by Targanta U.S. with the SEC;

“Form S-1” means such form under the Act as is in effect on the date hereof or any similar registration form under the Act subsequently adopted by the SEC;

“Form S-3” means such form under the Act as is in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by Targanta U.S. with the SEC;

“Fully Diluted, Converted and Exchanged Basis” means, when referring to a number of shares of Common Stock, the number of shares of Common Stock determined on a Diluted Basis, Converted Basis and Exchanged Basis;

“Holder” means any person owning or having the right to acquire, directly or indirectly, Registrable Securities (including, without limitation, upon conversion of the InterMune Note) or any assignee thereof in accordance with subsection 8.1 hereof;

“Initial Offering” means the sale by Targanta U.S. of shares of Common Stock in its first underwritten public offering pursuant to a registration statement under the Act pursuant to which shares of Common Stock will be listed on the Nasdaq Global Market or another United States-based securities exchange or quotation system;

“Initiating Holders” shall have the meaning ascribed thereto in subsection 2.1;

“InterMune” means InterMune, Inc., a Delaware corporation;

“InterMune Note” means the Senior Secured Convertible Acquisition Note issued by Targanta U.S. pursuant to the Asset Purchase Agreement, by and between Targanta U.S. and InterMune, dated as of December 23, 2005, as amended, and in accordance with a related Note Issuance Agreement, by and between Targanta U.S. and InterMune, dated as of December 23, 2005, as amended;

“Investment Shares” means the Exchangeable Shares, the shares of Preferred Stock and the shares of Common Stock issued or issuable to the Investors, including for these purposes: (a) shares of Preferred Stock or Common Stock issued or issuable upon the exchange of the Exchangeable Shares owned by the Investors; (b) shares of Preferred Stock issuable upon the conversion of the InterMune Note (and shares of Common Stock issuable upon conversion of such shares of Preferred Stock); and (c) shares of Series C-1 Preferred Stock or Ontario Class C-1 Exchangeable Shares issuable upon exercise of warrants outstanding as of the date hereof (and shares of Common Stock issuable upon conversion and/or exchange of such shares of Preferred Stock or Preferred Exchangeable Shares);

“Investors” has the meaning ascribed thereto in the preamble hereof;

“Ontario Articles of Incorporation” means the articles of incorporation of Targanta Ontario, as amended and restated from time to time;

“Ontario Class B Exchangeable Shares” means Class B Exchangeable Preferred Shares in the share capital of Targanta Ontario;

“Ontario Class C Exchangeable Shares” means Class C Preferred Exchangeable Shares in the share capital of Targanta Ontario;

“Ontario Class C-1 Exchangeable Shares” means Class C-1 Preferred Exchangeable Shares in the share capital of Targanta Ontario;

“Ontario Class C-2 Exchangeable Shares” means Class C-2 Preferred Exchangeable Shares in the share capital of Targanta Ontario;

“Ontario Class C-3 Exchangeable Shares” means Class C-3 Preferred Exchangeable Shares in the share capital of Targanta Ontario;

“Ontario Common Exchangeable Shares” means Common Exchangeable Shares in the share capital of Targanta Ontario;

“Preferred Exchangeable Shares” means, collectively, the Class A Exchangeable Shares, the Class B Exchangeable Shares and the Class C Exchangeable Shares;

“Preferred Stock” means, collectively, the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock;

“Principal Shareholders Agreement” means the Amended and Restated Agreement among Principal Shareholders, by and among Targanta U.S., the Canadian Corporations, certain of the shareholders of such corporations, and the other parties thereto, dated as of the date hereof;

“Québec Articles of Incorporation” means the articles of incorporation of Targanta Québec, as amended and restated from time to time;

“Québec Class A Exchangeable Shares” means Class A Preferred Exchangeable Shares in the share capital of Targanta Québec;

“Québec Class B Exchangeable Shares” means Class B Preferred Exchangeable Shares in the share capital of Targanta Québec;

“Québec Common Exchangeable Shares” means Common Exchangeable Shares in the share capital of Targanta Québec;

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document;

“Registrable Securities” means: (i) any shares of Common Stock issued or issuable upon the conversion and/or exchange of the Investment Shares held by an Investor; (ii) any shares of Common Stock and any shares of Common Stock issued or issuable upon the conversion or exchange, directly or indirectly, of any securities acquired or received by Investors on or after the date hereof; and (iii) any share of Common Stock issued or issuable as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, Investment Shares; provided, however, that such shares of Common Stock shall no longer be deemed to be Registrable Securities when (x) such shares have been registered under the Act pursuant to an effective registration statement filed thereunder, (y) all such shares have been sold through a broker dealer in the public market in compliance with Regulation S or Rule 144 promulgated under the Act or (z) such shares are sold by an Investor in a transaction in which such Holder’s rights under this Agreement are not assigned to the purchaser of the Registrable Securities being sold. Whenever reference is made in this Agreement to a request or consent of Investors, Initiating Holders or Holders, as the case may be, holding a certain percentage of Registrable Securities, the determination of such percentage shall be calculated on a Fully Diluted, Converted and Exchanged Basis;

“Registration Expenses” shall have the meaning ascribed thereto in subsection 5.4;

“SEC” means the U.S. Securities and Exchange Commission;

“Selling Expenses” shall have the meaning ascribed thereto in subsection 5.4;

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of Targanta U.S.;

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share, of Targanta U.S.;

“Series C Preferred Stock” means the Series C-1 Preferred Stock, the Series C-2 Preferred Stock and the Series C-3 Preferred Stock in the share capital of Targanta U.S.;

“Series C-1 Preferred Stock” means the Series C-1 Preferred Stock, par value $0.0001 per share, of Targanta U.S.;

“Series C-2 Preferred Stock” means the Series C-2 Preferred Stock, par value $0.0001 per share, of Targanta U.S.;

“Series C-3 Preferred Stock” means the Series C-3 Preferred Stock, par value $0.0001 per share, of Targanta U.S.;

“Targanta Ontario” has the meaning ascribed thereto in the preamble hereof;

“Targanta Québec” has the meaning ascribed thereto in the preamble hereof;

“Targanta U.S.” has the meaning ascribed thereto in the preamble hereof; and,

“Violation” shall has the meaning ascribed thereto in subsection 6.1.1.

2.	REQUEST FOR REGISTRATION

2.1 If Targanta U.S. shall receive at any time after the date that is 180 days after the effective date of the Initial Offering a written request from the Holders of at least a majority of the Registrable Securities then outstanding (the “Initiating Holders”) that Targanta U.S. file a registration statement under the Act, provided the Registrable Securities as to which each registration is so requested have a proposed aggregate offering price to the public of at least US$30,000,000, then Targanta U.S. shall immediately upon receipt thereof, give written notice of such request to all Holders, and shall, subject to the limitations of this Section 2, use its commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered (subject to any limitations in this Agreement) in a written request received by Targanta U.S. within 30 days of the mailing of notice by Targanta U.S. pursuant to this subsection 2.1.

2.2 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise Targanta U.S., in writing, as a part of their written request made pursuant to this Section 2 and Targanta U.S. shall include such information in the written notice referred to in subsection 2.1. The underwriter will be selected by Targanta U.S. and shall be reasonably acceptable to the Initiating Holders holding at least 60% of the Registrable Securities to be sold in such offering. The right of any Holder to include its Registrable Securities in such registration shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with Targanta U.S. as provided in subsection 5.1.5) enter into an underwriting agreement in customary form, and reasonably acceptable to such Initiating Holders. A Holder may elect to include in such underwriting all or a part of the Registrable Securities it holds. Notwithstanding any other provision of this Section 2, if the underwriter advises Targanta U.S. that marketing factors require a limitation of the number of shares to be underwritten (including Registrable Securities), then Targanta U.S. shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of shares of Preferred Stock and Exchangeable Shares held by all such Holders (including the Initiating Holders). If all such shares are included in the underwritten offering, the number of additional shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of shares of Preferred Stock and Exchangeable Shares held by all such Holders (including the Initiating Holders). If all such shares are included in the underwritten offering, the number of additional shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of shares of Common Stock and Common Exchangeable Shares held by all such Holders (including the Initiating Holders); provided, however, in no event shall securities of the Holders be excluded unless all securities of all other shareholders and Targanta U.S. are first entirely excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. Notwithstanding the foregoing, if Targanta U.S. shall furnish to Holders within 10 days of receipt of a written request for registration pursuant to this Section 2, a certificate signed by the chief executive officer of Targanta U.S. stating that in the good faith judgment of the Board of Directors of Targanta U.S. it would be contrary to the best interest of Targanta U.S. and the Canadian Corporations, taken as a whole, for such registration to be effected at such time, Targanta U.S. shall have the right to defer such filing for a period of not more than 120 days after receipt of the written request of the Initiating Holders, provided that such right to delay a written request shall be exercised by Targanta U.S. not more than once in any 12-month period.

2.3 Targanta U.S. shall not be required to effect a registration pursuant to subsection 2.1 if Targanta U.S. has effected three registrations pursuant to subsection 2.1, and such registrations have been declared or ordered effective.

2.4 In addition to the rights provided for in subsection 2.1, in the event the Investors own Registrable Securities at such time as Targanta U.S. shall have qualified for the use of Form S-3, the Investors shall have the right to request an unlimited number of, and Targanta U.S. shall file, additional registrations on Form S-3; provided, however, that Targanta U.S. shall not be obligated to file and cause to become effective any registration statement on Form S-3 (i) where the proposed aggregate offering price of the Registrable Securities to be sold is less than US$3,000,000 or (ii) if, within the calendar year of the request for registration on Form S-3 by the Investors pursuant to this subsection 2.4, Targanta U.S. has effected two such registrations, and such registrations have been declared or ordered effective. Whenever Targanta U.S. is required by this subsection 2.4 to effect the registration of the Registrable Securities, each of the procedures and requirements of subsections 2.1 and 2.2, including but not limited to the requirement that Targanta U.S. notify all Holders from whom notice has not been received and provide them with the opportunity to participate in the offering, shall apply to the registration under this subsection 2.4, provided, however, that the period of time in which such Holders are entitled to notify Targanta U.S. in writing of their intention to participate shall be 15 days instead of 30 days.

2.5 If, however, after the 12th full calendar month after the effective date of the Initial Offering, Targanta U.S. is not eligible for the use of Form S-3 for secondary sales and the Investors shall thereafter make a request in writing to effect the registration under the Act of an offering of Registrable Securities pursuant to subsection 2.4, Targanta U.S. shall, as expeditiously as practicable, use its best efforts to effect the registration, on a form of general use under the Act, of all of the shares of Registrable Securities that Targanta U.S. has been requested to register and such registration shall be in addition to the number of registrations provided in subsection 2.3.

2.6 Targanta U.S. shall be entitled to include in any registration statement referred to in this Section 2, for sale in accordance with the method of disposition specified by the Initiating Holders, shares of Common Stock to be sold by Targanta U.S. for its own account, except as and to the extent that, in the reasonable opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), marketing factors require a limitation on the number of the Registrable Securities to be sold by and for the account of the Holders, in which case the shares of Common Stock to be sold by Targanta U.S. for its own account would be reduced first before any reductions of the Registrable Securities in the manner contemplated in subsection 2.2 of this Agreement. Except for registration statements on Forms S-4, S-8 or any successor thereto, Targanta U.S. will not file with the SEC any other registration statement with respect to its shares of Common Stock, whether for its own account or that of other shareholders, from the date of receipt of a written notice from Holders pursuant to this Section 2 until the completion of the period of distribution of the shares of Registrable Securities registered thereby.

2.7 Targanta U.S. shall not be required to effect a registration pursuant to this Section 2:

2.7.1	of any Registrable Securities that an Investor can resell to the public pursuant to Rule 144 under the Act in any 90-day period without registration or any restriction as to volume;

2.7.2

during the period starting with the date 60 days prior to Targanta U.S.’s good faith estimate of the date of the filing of (provided that Targanta U.S. has notified the Initiating Holders thereof within 30 days of their registration request), and ending on a date 180 days following the effective date of, a Targanta U.S.-initiated registration or Initial Offering subject to Section 3 below, provided that (x) Targanta U.S. is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and (y) if such registration statement is not filed at the expiration of such 60-day period, then Targanta U.S. may not invoke this subsection 2.7.2 again for 12 months; in which case such registration request by Holders shall not be counted as a request for registration pursuant to subsection 2.1.

2.8 Targanta U.S. will not complete an Initial Offering unless:

2.8.1 Targanta U.S. becomes a reporting issuer in Ontario at the time of the Initial Offering; or

2.8.2 prior to the time at which Targanta U.S. would otherwise be required to do so, Targanta U.S.:

A.	obtains an order or ruling from the Ontario Securities Commission exempting the Holders resident in Ontario from the prospectus requirements of Ontario securities laws with respect to sales of Registrable Securities on a stock exchange or market on which the Registrable Securities are listed;

B.	provides the Holders with evidence satisfactory to the Holders that the Ontario Securities Commission considers the sale of Registrable Securities of Holders resident in Ontario on a stock exchange or market on which the Registrable Securities are listed is exempt from, or not subject to, the prospectus requirements of Ontario securities laws; or

C.	provides the Holders with an opinion (unqualified except with respect to customary qualifications contained in opinions of such nature) of legal counsel knowledgeable in matters of Ontario securities laws that the sale of Registrable Securities of Holders resident in Ontario on a stock exchange or market on which the Registrable Securities are listed is exempt from, or not subject to, the prospectus requirements of Ontario securities laws; and

2.8.3	Targanta U.S. becomes a reporting issuer in Québec at the time of the Initial Offering; or

2.8.4	prior to the time at which Targanta U.S. would otherwise be required to do so, Targanta U. S.:

A.	obtains an order or ruling from the Québec Securities Commission exempting the Holders resident in Québec from the prospectus requirements of Québec securities laws with respect to sales of Registrable Securities on a stock exchange or market on which the Registrable Securities are listed;

B.	provides the Holders with evidence satisfactory to the Holders that the Québec Securities Commission considers the sale of Registrable Securities of Holders resident in Québec on a stock exchange or market on which the Registrable Securities are listed is exempt from, or not subject to, the prospectus requirements of Québec securities laws; or

C.	provides the Holders with an opinion (unqualified except with respect to customary qualifications contained in opinions of such nature) of legal counsel knowledgeable in matters of Québec securities laws that the sale of Registrable Securities of Holders resident in Québec on a stock exchange or market on which the Registrable Securities are listed is exempt from, or not subject to, the prospectus requirements of Québec securities laws.

3.	PIGGY-BACK REGISTRATION

3.1 If Targanta U.S. proposes to register (including for this purpose a registration effected by Targanta U.S. for shareholders other than the Holders, whether under a registration right or otherwise) any of its stock or other securities under the Act (other than a registration relating solely to the sale of securities to participants in a Targanta U.S. stock option plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only shares of Common Stock being registered are shares of Common Stock issuable upon conversion of debt securities that are also being registered), Targanta U.S. shall, at such time, promptly give each Holder written notice of such registration prior to the filing of the registration statement. Upon the written request of each Holder given within 15 days after receipt or deemed receipt of such notice by the Holder in accordance with subsection 8.10, Targanta U.S. shall, subject to the provisions of subsection 3.3, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

3.2 Targanta U.S. shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration, upon written notice to each Holder, whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by Targanta U.S. in accordance with subsections 5.4 and 5.5 hereof.

3.3 In connection with any offering involving an underwriting of shares being issued by Targanta U.S., Targanta U.S. shall not be required under this Section 3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between Targanta U.S. and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form and reasonably acceptable to such Holders with an underwriter or underwriters selected by Targanta U.S. If the total number of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the number of securities sold other than by Targanta U.S. that the underwriters determine in their sole discretion is compatible with the success of the offering, then Targanta U.S. shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the Registrable Securities so included to be apportioned pro rata among the selling Holders according to the total amount of Registrable Securities entitled to be included therein owned by each selling Holder in accordance with the inclusion procedure set forth in Section 2.2 mutatis mutandis or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall (i) the number of Registrable Securities of the selling Holders included be reduced if any securities of other shareholders are included in the offering or (ii) any shares being sold by a shareholder exercising a registration right pursuant to Section 2 (for which Targanta U.S. has received notice pursuant to subsection 2.1 prior to it sending notice pursuant to subsection 3.1) be excluded from such offering pursuant to this subsection; provided, however, that in both events, unless the registration is with respect to the Initial Offering, in no event shall the number of Registrable Securities to be sold by the Holders be reduced below 25% of the total amount of the securities included in such registration. For purposes of the first parenthetical in the preceding sentence concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

4.	CANADIAN REGISTRATION RIGHTS

4.1 After such time as Targanta U.S. has sold shares of Common Stock in an Initial Offering, Targanta U.S. agrees to comply with the Canadian Securities Laws so as to remain a reporting issuer in good standing in the provinces of Québec and Ontario and to take such other reasonable action as is necessary to enable the Holders to sell securities of Targanta U.S. to the public in Canada without resale restrictions under the Canadian Securities Laws for 90 days following the date of such Initial Offering in Canada.

5.	OBLIGATIONS OF TARGANTA U.S.

5.1 Whenever required under this Agreement to effect the registration of any Registrable Securities, Targanta U.S. shall, as expeditiously as reasonably possible:

5.1.1	prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and keep such registration statement effective for a period of the earlier of (i) 180 days or (ii) until the distribution contemplated in the registration statement has been completed. This 180-day period shall be extended by any period of time in which the sellers are prohibited by law or this Agreement from selling Registrable Securities pursuant to such registration statements;

5.1.2	prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

5.1.3	furnish to the Holders such numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

5.1.4	use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that Targanta U.S. shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction;

5.1.5	enter into and perform its obligations under such customary agreements (including underwriting agreements in customary form) and take all such other actions as the underwriters, if any, or the Holders of at least 60% of the Registrable Securities being sold reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares);

5.1.6	notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement or an amendment of such prospectus as may be necessary so that as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. In addition, Targanta U.S. shall immediately notify each seller of Registrable Securities of the issuance of any stop order by the SEC or the relevant officials in Canada suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and Targanta U.S. shall use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

5.1.7	use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, an opinion, dated such date, of the counsel representing Targanta U.S. for purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and a letter dated such date from the independent public accountants retained by Targanta U.S., addressed to the underwriters, if any, and such Holders, stating that in the opinion of such accountants, the financial statements of Targanta U.S. included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Act or Canadian Securities Laws, and such letter shall additionally cover such other financial matters with respect to such registration as such underwriters, if any, and such Holders may reasonably request;

5.1.8	subject to applicable restrictions necessary or advisable in order to comply with applicable securities laws, use its reasonable best efforts to market the securities covered by such registration statement;

5.1.9	cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by Targanta U.S. are then listed. If no such listing or qualification has then occurred, Targanta U.S. shall use its best efforts to cause such securities to be so listed or qualified on an exchange or in a trading system that is reasonably acceptable to the Holders of a majority of the Registrable Securities being sold;

5.1.10	provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

5.1.11	notify the Holders participating in such registration, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed or if Targanta U.S. receives a stop order from the SEC;

5.1.12	subject to the execution by the relevant parties of a confidentiality undertaking in favor of Targanta U.S. and reasonably acceptable to it, make available for inspection upon reasonable notice during Targanta U.S.’s regular business hours by each Holder selling its Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of Targanta U.S., and cause Targanta U.S.’s officers, directors and employees to supply all information reasonably requested by such selling Holder, underwriter, attorney, accountant or agent in connection with such registration statement; and

5.1.13	comply with all applicable rules and regulations under the Act and the 1934 Act or the Canadian Securities Laws.

5.2 Notwithstanding any provision hereof, the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it.

5.3 It shall be a condition precedent to the obligations of Targanta U.S. to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to Targanta U.S. such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

5.4 All expenses incurred by Targanta U.S. and its subsidiaries in complying with Sections 2, 3 and 4, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for Targanta U.S. and its subsidiaries, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers,

Inc., transfer taxes, fees of transfer agents and registrars and reasonable fees and disbursements of one counsel for the sellers of Registrable Securities selected by the Investors, but excluding any Selling Expenses, are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called “Selling Expenses.”

5.5 Targanta U.S. will pay all Registration Expenses in connection with each registration statement under Sections 2 or 3. All Selling Expenses in connection with each registration statement under Sections 2 or 3 shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such participating sellers other than Targanta U.S. (except to the extent Targanta U.S. shall be a seller) as they may agree.

5.6 With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of Targanta U.S. to the public without registration or pursuant to a registration on Form F-3 or Form S-3, Targanta U.S. agrees to:

5.6.1	make and keep public information available, as those terms are understood and defined in SEC Rule 144;

5.6.2	take such action, including the voluntary registration of its shares of Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 or Form F-3 for the sale of their Registrable Securities, such action to be taken as soon as reasonably practicable after the end of the fiscal year in which the registration statement for the Initial Offering is declared effective;

5.6.3	file with the SEC in a timely manner all reports and other documents required of Targanta U.S. under the Act and the 1934 Act;

5.6.4	furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by Targanta U.S. that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by Targanta U.S.), the Act, the 1934 Act (at any time after it has become subject to such reporting requirements) and the applicable Canadian Securities Laws, or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of Targanta U.S. and such other reports and documents so filed by Targanta U.S. and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC or provided in Canadian Securities Laws that permits the selling of any such securities without registration or pursuant to such form; and

5.6.5	at any time, at the request of any holder of shares of Registrable Securities, make available to such holder and to any prospective transferee of such Registrable Securities the information concerning Targanta U.S. described in Rule 144A(d)(4) under the Act.

6.	INDEMNIFICATION

6.1 In the event any Registrable Securities are included in a registration statement under this Agreement:

6.1.1	to the extent permitted by law, Targanta U.S. will indemnify and hold harmless, and hereby does indemnify and hold harmless, each Holder, the partners, members or officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act or Canadian Securities Laws, as applicable) for such Holder and each person, if any, who controls or is alleged to control such Holder or underwriter within the meaning of the Act or the 1934 Act, as applicable, against any losses, claims, damages or liabilities to which they may become subject under the Act, the 1934 Act, any state securities laws or Canadian Securities Laws, in each case only insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, free writing prospectus or final prospectus contained therein or used in connection therewith or any amendments or supplements thereto, (ii) the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, (iii) any violation by Targanta U.S. of the Act, the 1934 Act, any state securities laws or Canadian Securities Laws or any rule or regulation promulgated under the Act, the 1934 Act, any state securities laws or Canadian Securities Laws, or (iv) any failure to comply with the provisions of this Agreement; and Targanta U.S. will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 6.1.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Targanta U.S. (which consent shall not be unreasonably withheld), nor shall Targanta U.S. be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person;

6.1.2

to the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless, and hereby does indemnify and hold harmless, Targanta U.S. and its subsidiaries, each of their directors, each of their officers who has signed the registration statement, each person, if any, who controls or is alleged to control Targanta U.S. and its subsidiaries within the meaning of the Act, legal counsel and accountants for Targanta U.S. and its subsidiaries, any underwriter, any other Holder selling securities in such registration statement, and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities to which any of the foregoing persons may become subject under the Act, the 1934 Act, any state securities laws or Canadian Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 6.1.2 for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 6.1.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection 6.1.2 exceed the net proceeds from the offering received by such Holder;

6.1.3	promptly after receipt by an indemnified party under this subsection 6.1 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this subsection 6.1, deliver to the indemnifying party a written notice of the commencement thereof with a copy of all relevant documents and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually and reasonably satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this subsection 6.1, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this subsection 6.1. After notice from an indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of this subsection 6.1 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the first sentence of this subsection 6.1.3, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party;

6.1.4

if the indemnification provided for in this subsection 6.1 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, in no event shall any Holder be required to contribute an amount that exceeds the net proceeds from the offering received by such Holder, or the amount such Holder would have been required to pay had indemnification been available;

6.1.5	notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions of this subsection 6.1, the provisions in the underwriting agreement shall control; and

6.1.6	the obligations of Targanta U.S. and Holders under this subsection 6.1 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement and otherwise and shall survive any transfer of any Registrable Securities by such Holder in the manner contemplated in this Agreement.

7.	REPRESENTATIONS AND WARRANTIES OF TARGANTA U.S. AND THE CANADIAN CORPORATIONS

7.1 Each of Targanta U.S. and the Canadian Corporations represents and warrants with respect to itself to the Investors as follows:

7.1.1	the execution, delivery and performance of this Agreement by each of Targanta U.S. and the Canadian Corporations has been duly authorized by all requisite corporate action and will not cause a material violation of any provision of any law applicable to Targanta U.S. or the Canadian Corporations, any order of any court or other agency of government applicable to Targanta U.S. and the Canadian Corporations, the Certificate of Incorporation or By-Laws of Targanta U.S. and the Articles of Incorporation or By-Laws of the Canadian Corporations or any provision of any indenture, agreement or other instrument to which it or any or its properties or assets is bound, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Targanta U.S. or the Canadian Corporations;

7.1.2	this Agreement has been duly executed and delivered by each of Targanta U.S. and each of the Canadian Corporations and constitutes the legal, valid and binding obligation of Targanta U.S. and each of the Canadian Corporations, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors’ rights and the exercise of judicial discretion in accordance with general equitable principles.

8.	MISCELLANEOUS.

8.1 The rights to cause Targanta U.S. to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations under this Agreement) by a Holder to a transferee or assignee of all or any part of such securities provided: (a) such transferee or assignee is a permitted transferee under the terms of the Principal Shareholders Agreement, (b) such transferee or assignee has acquired at least 25% of the Registrable Securities of the transferor or assignor, (c) Targanta U.S. is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (d) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of subsection 8.3 below.

8.2 From and after the date of this Agreement, Targanta U.S. and the Canadian Corporations shall not, without the prior written consent of the Holders collectively holding at least 60% of the Registrable Securities, enter into any binding agreement with any holder or prospective holder of any securities of Targanta U.S. or the Canadian Corporations that would grant such holder or prospective holder rights (a) to include such securities in any registration filed under Sections 2, 3 or 4 hereof (other than piggyback rights to Targanta U.S. registrations, provided that the Registrable Securities held by such holders must be excluded entirely before any Registrable Securities of any Holder may be excluded under subsection 3.3 from any registration) or (b) to demand registration of their securities, if such rights, in any respect, would conflict or be on a parity with or superior to the rights granted pursuant to this Agreement.

8.3 Each Holder hereby agrees, severally and not jointly, that upon the request of Targanta U.S. and the managing underwriter, it will not, without the prior written consent of the managing underwriter, during the period commencing on the effective date of the registration statement relating to the Initial Offering and ending on the date specified by Targanta U.S. and the managing underwriter (which period shall not exceed 180 days or such longer period, not to exceed 18 days after the expiration of the 180-day period, as the underwriters or Targanta U.S. shall request in order to facilitate compliance with NASD Rule 2711), directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Securities other than Registrable Securities included in the Initial Offering held by it at any time during such period, provided, however, that (a) each Holder shall only be bound by such lock-up for so long as all officers, directors and shareholders, other than the Holders, holding more than 1% of the voting shares on a Fully Diluted, Converted and Exchanged Basis of Targanta U.S. are bound by such agreements and (b) such agreements provide that any discretionary waiver or termination by Targanta U.S. or the underwriters of such shareholders’ obligations under this subsection 8.3 or any similar “Market Stand-Off’ Agreements relating to Targanta U.S.’s equity securities shall be applied to all such persons obligated under such agreements pro rata based on the number of shares of Common Stock, determined on a Fully Diluted, Converted and Exchanged Basis, held by such persons at such time. The making of any request for registration under Section 2 or 3 shall not be deemed a violation of this subsection 8.3.

8.4 No Holder shall be entitled to exercise any right provided for in this Agreement after such time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold without restriction as to volume under Rule 144 of the Act.

8.5 In addition to any legend setting forth transfer restrictions under Canadian Securities Laws, each certificate representing shares in the capital of Targanta U.S. and the Canadian corporations shall, except if registered, be stamped or otherwise imprinted with a legend substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

A certificate shall not bear such legend if in the opinion of counsel satisfactory to Targanta U.S. the securities represented thereby may be publicly sold without registration under the Act and any applicable state securities laws.

8.6 Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.7 This Agreement shall be governed by and interpreted and enforced in accordance with the laws applicable in the State of Delaware.

8.8 This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9 The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.10 Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, with a copy to its legal counsel, or upon delivery by confirmed facsimile transmission, internationally recognized overnight courier service, or five days after deposit with the Canadian or the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified, with a copy to its legal counsel at the address or addresses indicated for such party on the signature page or Schedule A hereof, or at such other address as such party may designate by 10 days’ advance written notice to the other parties.

8.11 The parties hereto hereby acknowledge that this Agreement has been entered into in an English version and will be entered into in a French version and hereby agree that the English version and the French version shall be of equivalent legal force and effect for all purposes, provided, however, that in the event of any conflict between the English and French versions, the English version of this Agreement shall govern to the extent permitted by applicable law. Targanta U.S. covenants that it will arrange within 90 days following the execution of this English version, for a French language version of this Agreement to be delivered to the parties hereto, together with an opinion from counsel, addressed to the parties hereto, stating that the French language version of this Agreement is in all material respects a complete and proper translation of the English language version and that the English and French versions of this Agreement are not susceptible of any materially different interpretations with respect to any material matter contained therein, upon receipt of which the parties to this Agreement hereby undertake to execute the French language version of this Agreement. All communications hereunder and under the French version hereof shall be sent in English.

8.12 If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.13 This Agreement (including the Schedule hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and supersedes and replaces, from the date hereof, all prior agreements, understandings, negotiations and discussions, whether oral or written, among any or all of the parties pertaining thereto, including, without limitation, the 2005 Registration Rights Agreement, which is hereby amended and restated.

8.14 This Agreement may not be amended or modified without the written consent of Targanta U.S., the Canadian Corporations and Investors holding at least 60% of all of the outstanding Registrable Securities and no provision hereof may be waived without a written notice to Targanta U.S. and the Canadian Corporations signed by Investors holding at least 60% of all of the outstanding Registrable Securities. Sections 2.8 and 4.1 of this Agreement may not be amended or modified without the written consent of Targanta U.S., the Canadian Corporations and Investors holding at least 60% of all of the outstanding Registrable Securities that are Exchangeable Shares and such provisions may not be waived without a written notice to Targanta U.S. and the Canadian Corporations signed by Investors holding at least 60% of all of the outstanding Registrable Securities that are Exchangeable Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities, each future Holder of all such Registrable Securities, and Targanta U.S. and the Canadian Corporations.

8.15 If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.16 All shares of Registrable Securities held or acquired by affiliated entities or persons or any investment funds receiving investment management or advisory services from the same investment manager or an affiliate thereof shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

TARGANTA THERAPEUTICS CORPORATION

By:	/s/ Mark Leuchtenberger
Name:	Mark Leuchtenberger
Title:	President and Chief Executive Officer

Notice Address:	222 Third Street, Suite 2300
Cambridge, MA 02142-1122
Attention: President
Telecopier: (617) 577-9021

TARGANTA THERAPEUTICS INC.

By:	/s/ Mark Leuchtenberger
Name:	Mark Leuchtenberger
Title:	President and Chief Executive Officer

Notice Address:	7170 Frederick Banting Street, 2nd Floor
St. Laurent, Québec H4S 2A1 Canada
Attention: President
Telecopier: (514) 282-9889

TARGANTA THERAPEUTICS (ONTARIO) INC.

By:	/s/ Mark Leuchtenberger
Name:	Mark Leuchtenberger
Title:	President and Chief Executive Officer

Notice Address:	c/o Targanta Therapeutics Corporation
222 Third Street, Suite 2300
Cambridge, MA 02142-1122
Attention: President
Telecopier: (617) 577-9021

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

(Print Name of Investor)

By:
Name (printed):
Title (if not an individual):

Address:

Email Address:
Telecopier:

[Signature Page to Registration Rights Agreement]

Schedule A – Investors

CAISSE DE DÉPÔT ET PLACEMENT DU QUEBEC

T2C2/BIO 2000, SOCIÉTÉ EN COMMANDITE

SEAFLOWER HEALTH VENTURES III, L.P.

SEAFLOWER HEALTH VENTURES III COMPANION FUND, L.P.

GENECHEM TECHNOLOGIES VENTURE FUND LP

CANADIAN MEDICAL DISCOVERIES FUND INC.

FONDS DE SOLIDARITÉ DES TRAVAILLEURS DU QUÉBEC (F.T.Q.)

DILIP MEHTA

WILLIAM W. CROUSE

THE VENGROWTH ADVANCED LIFE SCIENCES FUND INC.

THE VENGROWTH III INVESTMENT FUND INC.

INTERMUNE, INC.

J&L SHERBLOM FAMILY LLC

PHILIPPE VILLERS

INVESTISSEMENT QUÉBEC

SKYLINE VENTURE PARTNERS III, L.P.

SKYLINE VENTURE PARTNERS QUALIFIED PURCHASER FUND III, L.P.

SKYLINE VENTURE PARTNERS QUALIFIED PURCHASER FUND IV, L.P.

RADIUS VENTURE PARTNERS II, L.P.

RADIUS VENTURE PARTNERS III, L.P.

RADIUS VENTURE PARTNERS III QP, L.P.

ROBERT KHEDERIAN

BROOKSIDE CAPITAL PARTNERS FUND, L.P.

CADUCEUS PRIVATE INVESTMENTS III, LP

ORBIMED ASSOCIATES III, LP

MEDIPHASE VENTURE PARTNERS II LIMITED PARTNERSHIP

MEDIPHASE VENTURE PARTNERS II (ANNEX FUND) LIMITED PARTNERSHIP

MEDIPHASE VENTURE PARTNERS (DP & UP) LIMITED PARTNERSHIP

MEDIPHASE OFFSHORE MASTER FUND, L.P.